Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
The South Financial Group, Inc.

We consent to the use of our report dated January 21, 2003, with respect to the consolidated balance sheets of The South Financial Group, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.

Our report refers to the fact that on January 1, 2002, The South Financial Group, Inc. and subsidiaries adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles."

/s/ KPMG LLP
Greenville, SC

JULY 18, 2003